STATE OF ALABAMA	)
SHELBY COUNTY	)
THIRD AMENDMENT TO LEASE AGREEMENT
THIS THIRD AMENDMENT TO LEASE AGREEMENT, hereafter referred to as the “Agreement” is made and entered into on this 7th day of August, 2007, by and between Riverchase Capital LLC, a Florida limited liability company, and Stow Riverchase, LLC, a Florida limited liability company, as successor landlord to RBP, LLC, an Alabama limited liability company, hereafter referred to as collectively “Landlord” and BioCryst Pharmaceuticals, Inc. hereafter referred to as “Tenant”.
WITNESSETH:
WHEREAS, Landlord and Tenant entered into a Lease Agreement dated July 13, 2000, and amended by the First Amendment to Lease Agreement dated May 15, 2001, and by the Second Amendment to Lease Agreement dated November 14, 2005, collectively referred to as the “Lease”, for approximately 50,150 square feet of office/warehouse space consisting of Suites A, B and H of the 2190 wing and Suites A and C of the 2192 wing, the “Premises”, at the building known as Riverchase Business Park, the “Building”, located at 2190/2192 Parkway Lake Drive, Hoover, Alabama 35244.
WHEREAS, the parties hereto have reached additional agreements to amend the terms of the Lease in the manner hereinafter set forth.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant understand and agree as follows:
1.	The Lease Expiration Date is hereby changed to June 30, 2015.
2.	The following is added to Section 1 (Fixed Minimum Rent Payment) of the Addendum attached as Exhibit D to the Lease:

July 1, 2010 — June 30, 2011	$42,711.08/month
July 1, 2011 — June 30, 2012	$43,992.42/month
July 1, 2012 — June 30, 2013	$45,312.20/month
July 1, 2013 — June 30, 2014	$46,671.56/month
July 1, 2014 — June 30, 2015	$48,071.71/month
3.	Section 5 (Early Termination) of the Addendum attached as Exhibit D to the Lease is hereby deleted, and Tenant waives its right to terminate the Lease prior to the Lease Expiration Date.
4.	Commencing July 1, 2007, Common Area maintenance costs shall not include the 15% administrative and overhead charge.
5.
Landlord hereby grants to Tenant one-time a right of first refusal to lease additional contiguous space in the Building on the following terms and conditions. In the event Landlord receives from a third party a bona fide offer to lease all or a portion of space in the Building that is contiguous to the Premises, which offer Landlord intends to accept (the “Third Party Offer”), Landlord shall provide Tenant with written notice of its intent to accept the Third Party Offer, which notice shall include the business terms of the Third Party Offer. Such notice shall constitute Landlord’s offer to lease to Tenant the space described in the Third Party Offer upon the same terms and conditions as the Third Party Offer (the “Landlord Offer”). Tenant shall have five (5) business days after it receives the Landlord Offer to notify Landlord in writing of Tenant’s acceptance thereof. Within ten (10) days after Tenant’s acceptance of the Landlord Offer, Landlord and Tenant shall execute and deliver a lease agreement containing terms and conditions identical to those comprising the Third Party Offer. The failure of Tenant to accept the Landlord Offer within the five (5) business day period described above shall nullify and void the right of first refusal granted herein as its relates solely to the particular Third Party Offer of which Tenant received notice, and Landlord shall be free to lease such space to such third party upon the terms and conditions of the Third Party Offer.

6.
Landlord shall provide Tenant with an allowance of $300,000 for Tenant’s use in making certain improvements to the Premises. Upon completion of such Tenant Improvements, Tenant shall submit to Landlord (i) a request for payment specifying Tenant’s total actual costs of the Tenant Improvements (Landlord’s contribution shall not exceed the lesser of $300,000 or Tenant’s total actual costs), (ii) copies of paid invoices for the Tenant Improvements, (iii) final, unconditional lien waivers and releases from all parties furnishing materials and/or services in connection with the Tenant Improvements, (iv) an estoppel certificate from Tenant in form and substance reasonably acceptable to Landlord, (v) evidence (including, without limitation, access to the Premises by Landlord, its lender and their respective agents) reasonably satisfactory to Landlord that the Tenant Improvements have been completed in a good and workmanlike manner and in accordance with the Lease, (vi) such additional documents, certificates and affidavits as Landlord may reasonably request evidencing completion of (and payment for) the Tenant Improvements. The Tenant Improvements shall be governed by Section 2 of the Addendum attached as Exhibit D to the Lease. Landlord must approve Tenant’s plans and specifications for the Tenant Improvements and must approve Tenant’s selection of the general contractor.

7.	Section 3 (Expansion Option) of the Addendum attached as Exhibit D to the Lease is hereby deleted, and Tenant waives its rights in connection therewith.
8.
Section 4 (Option to Renew) of the Addendum attached as Exhibit D to the Lease is hereby modified such that Tenant will have one (1) option to renew the Lease for an additional term of five (5) years upon giving written notice to Landlord at least nine (9) months prior to June 30, 2015, such renewal to be upon the existing terms and conditions contained in the Lease at a mutually agreed upon rental rate. If a mutually agreed upon rental rate is not agreed within six (6) months of the Lease expiration of June 30, 2015 the option to renew shall become null and void and the Lease shall terminate on June 30, 2015. In the event Tenant exercises such option, Landlord shall professionally clean the floors and repaint the walls with material equivalent in quality and quantity to those installed or used in the initial Tenant finish. At Tenant’s option, Landlord shall reimburse Tenant the cost to professionally clean the floors and repaint the walls, in lieu of performance of such work on the Tenant’s behalf.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

WITNESS:	LANDLORD:

Riverchase Capital, LLC a Florida limited liability company

Signature: /s/ Stephen Butler	By:	/s/Bruce D. Burdge

Bruce D. Burdge
Name: Stephen Butler
	Its:	President

WITNESS:	Stow Riverchase, LLC a Florida limited liability company

	By:	Arcis Realty, LLC, as its attorney-in-fact
Signature: /s/ Stephen Butler
	By:	/s/Bruce D. Burdge

Name: Stephen Butler
Bruce D. Burdge
	Its:	President

WITNESS:	TENANT: BioCryst Pharmaceuticals, Inc.

Signature: /s/ Stephen Butler	By:	/s/ Michael A. Darwin

Name: Stephen Butler
	Its:	Vice President Finance, Treasurer, Secretary

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